EXHIBIT 99(b)

                                                      NEWS FOR IMMEDIATE RELEASE
                                                        #23-98 NOVEMBER 23, 1998

GMP REDUCES DIVIDEND

SOUTH BURLINGTON, VT. ... The Board of Directors of Green Mountain Power Corporation voted today to reduce the dividend on common stock from an indicated annual rate of $1.10 per share to $0.55 per share. The quarterly cash dividend payment was set at $0.1375 per share on common stock, reduced from $0.275 per share.

The dividend is payable December 31, 1998 to holders of record at the close of business on December 16, 1998.

Regular quarterly dividends on Preferred Stock were also declared payable

March 1, 1999 to holders of record at the close of business February 15, 1999 as follows: 4.75% Class B, $1.1875; 7% Class C, $1.75; 9.375% Class D, Series 1,
$2.34375;  8.625%  Class D,  Series 3,  $2.15625;  and 7.32%  Class E, Series 1,
$1.83.

GMP's President and Chief Executive Officer, Christopher L. Dutton, said, "With the rate increase agreement we have negotiated, which we expect to be in effect for 1999, the Company's earnings no longer support the higher dividend on common stock."

On November 18, 1998, the Company and the Vermont Department of Public Service announced an agreement that will provide a temporary 5.7 percent rate increase and suspend GMP's pending retail rate case until September 1999. If the agreement is approved by the Vermont Public Service Board, the rate increase will go into effect with electric service rendered December 15, 1998.

The rate case agreement is expected to provide $9.19 million a year in additional revenue, an amount that Mr. Dutton said "will give us time to pursue further cost-cutting initiatives in 1999, but does not raise earnings to the level required to sustain the $1.10 dividend payment."

GMP had said for several months that without significant rate relief by 1999, the Company would be in peril of bankruptcy. "The rate increase agreed to by the Department of Public Service will not eliminate GMP's financial crisis, but it should give us the time that is critically needed to work toward a long-term solution," Mr. Dutton said. "Therefore, the agreement is in the best interests of shareholders."



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He said GMP will  continue  to seek ways to reduce the cost of its power  supply contracts with Hydro-Quebec and the Vermont independent power producers. The price of power under those contracts is significantly above the current market costs for electricity. Mr. Dutton said GMP is actively participating in two State-sponsored initiatives that are aimed at reducing the cost of power sources in Vermont.

He noted that earnings for the first three quarters of 1998, as reported on

November 16, 1998, were substantially below earnings for the same period in 1997, largely because higher power supply costs have not been reflected in GMP's rates. For the nine months ending September 30, 1998, GMP lost $0.16 per share, compared with earnings of $1.34 per share over the same period of 1997.

"With sharply lower earnings for this year and in light of our forecasts for 1999, which include the recent temporary rate increase, the Board of Directors decided GMP could not continue to pay out $5.7 million a year in dividends to shareholders of common stock," Mr. Dutton said.

"In addition, it has become clear that the electric utility industry is moving rapidly away from the traditional cost-of-service regulatory model to a competition based market for power supply. This new environment has prompted the Company to reassess the appropriateness of its traditional dividend policy. The Board of Directors will continue this assessment and adjust the dividend, when appropriate, as the Vermont electricity industry evolves towards competition," Mr. Dutton added.

There are statements in this section that contain projections or estimates and are considered to be "forward-looking" as defined by the Securities and Exchange Commission. These statements are not guarantees of future outcomes related to this MOU. There are other risks, uncertainties and factors that could cause actual results to be different from those projected. These forward-looking statements represent only our estimates and assumptions as of the date of this report.